March 21, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

     As legal counsel for Vitrix, Inc., a Nevada corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended (the "1993 Act"), of up to 3,000,000 shares of Common Stock of the Company (the "Shares") which may be issued pursuant to the Company's 1999 Equity Compensation Plan.

     We have examined all instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness and authority of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

     Based on such examination, we are of the opinion that the 3,000,000 shares of Common Stock which may be issued under the 1999 Equity Compensation Plan are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the 1999 Equity Compensation Plan, will be validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above, and the use of our name whenever it appears in said Registration Statement.

                                         Respectfully submitted,

                                         /s/ Squire, Sanders & Dempsey L.L.P.